Exhibit 99.1

AREAS OF OPERATION

MONTANA
OVERTHRUST
Circus
POWDER RIVER BASIN
ND
BIG
HORN
BASIN
MT
Red
Point
WIND RIVER
BASIN
Cave Gulch/
Bullfrog
Big George
Wyodak
SD
WY
NE
Blacktail Ridge/
Lake Canyon
West
Tavaputs
UINTA BASIN
Hook
Deep
Gibson
Gulch
PICEANCE
BASIN
Denver
Development
Exploration
Gas Prone Area
Oil Prone Area
Pine
Ridge
PARADOX
BASIN
Yellow
Jacket
UT
CO
KS

CORPORATE PROFILE

Bill Barrett Corporation is a Rocky Mountain exploration and production company that seeks to enhance shareholder value by executing a long-term growth strategy. Specifically, we strive to:

•	Focus on long-term reserve and production growth through active drilling

•	Develop low-risk, multi-year drilling inventories

•	Build multiple, diverse exploration plays that have high-impact, high-return potential

•	Apply existing and emerging technologies to reduce exploration risk and enhance recoveries

•	Maintain financial flexibility to pursue growth strategy

A Glossary of Oil and Natural Gas Terms can be found on page 26 of the accompanying Form 10-K.

TO OUR SHAREHOLDERS

Thank you for investing in Bill Barrett Corporation. We have completed our sixth successful year as a premier Rocky Mountain E&P company, and I am pleased to report another year of solid growth, including growth in proved reserves, production, cash flow and shareholder return. Further, it is a good time to be in the natural gas business. Natural gas demand for power generation continues to increase as natural gas is recognized as a clean alternative and a readily available and reliable energy source. Increasing U.S. demand combined with decreasing imports from Canada drives the need for increased domestic supply. The Rocky Mountain region offers a large resource base and, with increased pipeline capacity to major markets, will be a growing source of natural gas supply over the coming years.

2007

Last year in my letter to you I indicated that we would pursue double-digit growth in reserves and production in 2007 by executing our development programs. I am happy to report that we have achieved these goals.

•

Year-end proved natural gas and oil reserves of 558 billion cubic feet equivalent (Bcfe) increased 30% from 2006, and as adjusted for the sale of our Williston Basin properties increased 44%. Further, these reserves were added for $1.83 per Mcfe on average, a record low finding cost for us, as we realized significant upside from higher density well spacing in our West Tavaputs and Piceance development areas.

•

Net production of natural gas and oil increased 17% to 61.2 Bcfe, despite having shut in 3 Bcfe of production in the late summer and fall due to unacceptably low regional natural gas prices and infrastructure constraints.

•	Discretionary cash flow increased by $10 million to $249 million, which reflected the benefit of our increased production partially offset by lower average pricing for natural gas.

•

Growth in operations was complemented by efficiency gains and pricing improvements in drilling and completion activities, which resulted from our commitment to utilizing the right technologies and applying diligent management practices.

•

Shareholder return as measured by stock price appreciation was particularly high at 54%. We believe the market is recognizing our sustained growth through low risk development, upside opportunity from our exciting exploration portfolio and lower commodity price risk associated with Rocky Mountain gas production after the opening of the Rockies Express (REX) pipeline system.

2007 Annual Report        1

Although we enjoyed tremendous success in 2007, the year did present challenges. The average natural gas price we received, before the benefit of hedging activities, was $4.37 per Mcf compared with $5.94 per Mcf in 2006 and $7.73 per Mcf in 2005. The IFERC first-of-month price, which we receive for much of our production, reached a low in October 2007 of $1.11 per MMBtu, which is well below our cost to find and produce that gas. For the first time in our company’s history, we decided to shut in a portion of our production until natural gas prices met an acceptable threshold. We chose this disciplined approach because by shutting in these volumes to produce at a later date, we expected better future pricing and higher returns. With the onset of winter and better pricing, we were able to ramp up production in early November to more than 200 MMcfed.

Natural gas pricing can be volatile and unpredictable as demonstrated historically in the Rocky Mountain region. It is our philosophy to realize value through growth in production and reserves, not through pricing; therefore, we reduce price risk through financial hedges for up to 70% of our production. Our hedging activities paid off in 2007 as our realized price for natural gas was $5.89 per Mcf compared with the unhedged average price of $4.37 per Mcf. We will continue to actively manage commodity price risk with a hedging program; however, we have seen an improved regional price differential since the startup of the REX pipeline in January 2008. The price differential between Rocky Mountain regional sales points and NYMEX has declined from an average of $2.89 per MMBtu in 2007 to approximately $1.45 per MMBtu for 2008, considering the forward NYMEX strip price. We anticipate that Rocky Mountain natural gas prices will be more stable for the next few years than in the past.

As reflected by our 2007 reserve and production growth, our uniquely positioned Rocky Mountain company has successfully built sizable programs through organic growth. Not only will we sustain significant growth through our three main development programs, but we also provide an opportunity-rich portfolio with exposure to a number of large-scale exploration programs, some of which are now in the delineation phase. Our exploration team demonstrated the presence of producible shale gas at Yellow Jacket in the Paradox Basin, found encouraging results at the Blacktail Ridge oil resource play in the Uinta Basin and established gas production from the Cody shale at the Circus prospect in southwest Montana. Our team had a very good year on both the development and exploration fronts and with our 1.2 million acres of undeveloped leasehold, I believe we have a number of viable projects yet to be revealed.

2008

Into 2008, our strategy continues to be drilling in the Rocky Mountain region to:

•	realize the value of our low-risk, high-impact development programs;

•	conduct additional drilling to bring our delineation programs closer to development status; and

•	expose our stakeholders to new resource concepts through exploration drilling.

We will remain focused on economic long-term reserve and production growth and will translate this focus into increased value for our shareholders.

We have three core development properties: at West Tavaputs in the Uinta Basin; at Gibson Gulch in the Piceance Basin; and our Big George coalbed methane (CBM) play in the Powder River Basin. We continue to grow reserves and production on these properties from a total resource base of 2 trillion cubic feet equivalent (Tcfe) of proved, probable and possible resources. These properties are still early in their life cycles and currently offer a four to six year drilling inventory of more than 2,100 identified drilling locations. Beyond our development programs, we will grow through our delineation and exploration projects where combined we have nine high potential prospects and where we expect to drill approximately 25 wells during 2008. We also remain focused on the application of existing and emerging technologies to reduce our exploration risk, lower finding costs, and improve the ultimate recovery of natural gas and oil from our assets. We apply the use of 3-dimensional (3D) seismic data to the complex geology in the Rocky Mountain region and have begun application of 3-component, 3D seismic, which is used to identify areas with increased natural fracturing to determine the best

2        Bill Barrett Corporation

drilling locations for higher gas recoverability. Our team strives to be at the forefront in the application of new technologies in seismic, fracture techniques and recovery techniques while leveraging the latest in drilling technologies to maximize our results.

We are off to a strong start in 2008. While I write this letter, we have multiple rigs running in each of our core development areas. We recently recompleted a deep Cave Gulch well producing more than 13 MMcf per day and have begun drilling the first deep Cave Gulch well in a new program with industry partners. We are nearing total depth on our first West Tavaputs ultra-deep well, have a one rig continuous program in Blacktail Ridge and Lake Canyon, and are making preparations to drill our first horizontal shale gas well at Yellow Jacket.

In 2008, our first priority is to deliver double digit growth in reserves, production and cash flow and we have the right team to achieve this. This year we:

•

plan to spend between $550 million and $600 million in capital expenditures, of which approximately 80% is designated for our key development properties and 20% for our exploration and delineation portfolio;

•

executed our first public market debt transaction closing in early March, with the issuance of $172.5 million in convertible notes, giving the Company an expanded, diversified and more flexible capital resource base to support our growth;

•	project approximately 20% to 25% production growth from our key development projects;

•	will continue to build reserves in core development programs through higher density infill drilling at West Tavaputs and Piceance and our largest Powder River CBM drilling program to date; and

•	target bringing the Yellow Jacket and Blacktail Ridge assets closer to development phase programs.

I have said in the past that Bill Barrett Corporation seeks to be the premier Rocky Mountain exploration and production company. We have maintained our focus on the Rocky Mountain region and have assembled a team that has unsurpassed knowledge of the regional geology, applicable technologies, land and environment. “Premier” means many things to us — including the desire to be leaders: in the application of technologies and techniques; in providing a safe, respectful and rewarding work environment for our employees; and in exploring and developing natural gas and oil with minimal effect on the environment. The Rocky Mountains contain an abundance of natural gas as well as many other resources and we are all committed, at all levels of our operations, to finding and producing natural gas in a responsible manner. Natural gas is the cleanest burning fossil fuel and it provides a reliable, efficient energy source to meet growing U.S. demand for decades to come. We thank our employees and shareholders for making our company what it is, and we look forward to another successful year.

Sincerely,

Fredrick J. Barrett
Chairman of the Board and Chief Executive Officer
March 17, 2008

2007 Annual Report        3

AND OPERATING RESULTS

	2005	2006	2007
Proved Reserves and Acreage
Natural Gas, Bcf	306.0	377.7	538.3
Oil, MMBbls	5.8	8.5	3.2
Natural Gas Equivalents, Bcfe[1]	341.0	428.4	557.6
Percent Developed	61%	58%	59%
Percent Natural Gas	90%	88%	97%
Pre-Tax PV-10, millions	$1,050	$603	$1,204
Net Undeveloped Acreage (rounded)	1,079,000	1,269,000	1,186,000
Production
Bcfe	39.4	52.1	61.2
Average Daily Production, MMcfe	108.0	142.8	167.7
Percent Natural Gas	92%	92%	94%
Average Realized Prices
Natural Gas Prices, including hedge effect, $/Mcf	$7.16	$6.40	$5.89
Oil Prices, including hedge effect, $/Bbl	$46.68	$53.50	$59.87
Operating Statistics
Reserve Replacement	224%	267%	382%
Capital Expenditures, millions	$347	$501	$444
Producing Wells, gross/net	940/738	1,147/838	1,221/948
Wells Drilled, gross/net	323/233	224/136	314/237
Financial Data
Net Income (Loss), millions	$24	$62	$27
Earnings Per Share (diluted)	$0.55	$1.40	$0.60
Discretionary Cash Flow[2], millions	$195	$239	$249
Production Revenue ($ /Mcfe)	$7.21	$6.60	$6.13
Lease Operating Expenses and Gathering and Transportation ( $/Mcfe)	$0.80	$0.87	$1.06
Production Taxes ($/Mcfe)	$0.85	$0.50	$0.37
G&A, excluding non-cash stock-based compensation ($/Mcfe)	$0.62	$0.53	$0.52
Depletion, Depreciation, and Amortization ($/Mcfe)	$2.27	$2.69	$2.87
Discretionary Cash Flow[2] ($/Mcfe)	$4.96	$4.58	$4.06
Finding and development cost[2] ($/Mcfe)	$3.67	$2.80	$1.83

[1]	One Barrel of oil is the energy equivalent of six Mcf of natural gas

[2]	A Non-GAAP Measure—see page facing back cover

4        Bill Barrett Corporation

OVERVIEW

The Company focuses on the Rocky Mountain region of the United States where it draws on the extensive regional experience of its employees. Many of Bill Barrett Corporation’s employees have worked in the Rocky Mountains for most of their careers, including 15 members of the operations leadership team who have more than 330 years of combined experience in the region. Bill Barrett Corporation has three key development projects in the region located in the Uinta, Piceance and Powder River Basins. These three projects are in the early stages of their life-cycles and offer low risk growth, a multiple year drilling inventory, high returns and continued upside in reserves and operating efficiencies. Approximately 80% of total 2008 capital expenditures are earmarked for these development programs.

2007 Annual Report        5

UINTA BASIN - UTAH

WEST TAVAPUTS

West Tavaputs exemplifies Bill Barrett Corporation’s strategy, expertise and application of technology in the Rocky Mountain region. Here, an $8 million acquisition in 2002 of 3.3 Bcfe of proved reserves, 1 MMcfed of production and a large exploratory position, has grown into 238 Bcfe of proved reserves having approximately 80 MMcfed of net production and more than 40,000 net acres at year-end 2007. And, this success story continues to hold significant potential.

This key asset produces natural gas from shallow formations at depths down to 8,000 feet, on both an east structure, referred to as Peter’s Point, and a west structure, referred to as Prickly Pear. During 2007, the Company added 117 Bcfe of reserves at West Tavaputs at an average $1.26 per Mcfe finding and development cost. As of year-end, the Company estimates it has an inventory of more than 550 drilling locations targeting the shallow formations and plans to drill approximately 50 shallow wells in 2008. The Company’s average working interest is approximately 94%.

Success here results from the application of modern fracture techniques not previously used in this area. During 2007, the Company successfully tested 40-acre well density down from 160-acre and 80-acre densities at year-end 2006. This success increased 2007 reserves and opened the door for further reserve additions. Application of 3D seismic technology has identified deep structural targets in the area. The deep potential of West Tavaputs is discussed in more detail on page 10 in this report. In order to increase the pace and provide flexibility for drilling in this area, the Company is expecting a record of decision on an environmental impact statement from the Bureau of Land Management (BLM) in the second half of 2008.

Operations at West Tavaputs are managed to protect the environment, particularly wildlife populations and cultural resources. For example, to protect sage grouse, the Company has funded a study of sage grouse habitat, re-routed roads away from wintering grounds, funded activities to facilitate sage brush growth and implemented travel restrictions at dawn and dusk. The Company conducts its activities while avoiding impacts to the cultural resources, including the extensive historical rock art found in the region.

Play type:	Structural/Stratigraphic
Targeted formations:	Wasatch, Mesaverde
Producing wells (gross):*	93
Net proved reserves (Bcfe):*	238
Proved, probable and possible resources (Bcfe):*	934
Net undeveloped acreage:	28,600

*	Includes shallow and deep

There are four potential sources of increased development at West Tavaputs, including 20-acre well spacing in the shallow program, commercial development of the Mancos shale, deep drilling at the Prickly Pear structure and commercial gas quantities at ultra-deep levels.

6        Bill Barrett Corporation

PICEANCE BASIN - COLORADO

GIBSON GULCH

Play type:	Tight gas sands
Targeted formations:	Mesaverde
Producing wells (gross):	312
Net proved reserves (Bcfe):	212
Proved, probable and possible resources (Bcfe):	731
Net undeveloped acreage:	12,400

Bill Barrett Corporation’s Gibson Gulch project in the Piceance Basin provides a large scale and lower risk source development growth for our Company with an average 97% working interest. Management’s experience and expertise in this legacy area have grown the Company’s net production in the Piceance Basin to nearly 80 MMcfed at year-end 2007 from less than 8 MMcfed net at the time of acquisition in 2004. During the same four years, reserves increased to 212 Bcfe from 46 Bcfe. Operational scale and a repeatable drilling inventory make this asset key to the Company’s production base, and confirmed increased drilling density provides additional growth potential.

Successful reserve and production growth has been achieved through a combination of identifying and employing fracture stimulation technology to enhance estimated ultimate recoveries (EURs) from wells, improving cost efficiencies in operational scale by drilling more wells from a single pad and increasing the well density. In addition to drilling 20-acre density wells in 2007, the Company drilled 34 successful 10-acre density wells. Similar to the results of the increased density pilots at West Tavaputs, the successful 10-acre program in the Piceance Basin led to increased reserves in 2007 and created the opportunity for further reserve increases and operational efficiencies with continued development on 10-acre spacing. During 2007, the Company drilled 91 wells in Gibson Gulch and added 87 Bcfe of reserves at an average $2.06 per Mcfe finding and development cost. As of year-end 2007, the Company estimated its drilling inventory at 900 to 950 locations on 10-acre spacing with plans to drill more than 100 wells in 2008.

Despite a high level of activity in the area, Bill Barrett Corporation minimizes disruption to the surrounding environment through a number of actions. During 2007, the Company installed a network of freshwater and wastewater pipelines, reducing traffic and dust caused by trucking. Further, the Company minimizes its footprint by drilling up to 16 wells from a single drilling pad. Other actions to mitigate the effect of drilling on the local environment include odor control equipment on production equipment, use of non-toxic fluids in well fracturing, construction of a closed system to hold drilling fluids, and use of a custom made flowback system to reduce flaring and venting of natural gas.

2007 Annual Report        7

POWDER RIVER BASIN - WYOMING

COALBED METHANE

In the Powder River Basin, the Company produces coalbed methane (CBM) from the Wyodak and Big George Coal seams. Current operations are focused on the early stages of development of four primary project areas within the prolific Big George trend that is expected to bring significant reserve and production growth. In this active area of Wyoming, the Company held approximately 130,000 net acres at year-end 2007, of which approximately 65% was undeveloped.

During 2007, the Company drilled 175 wells in the Big George, primarily in the Pine Tree, Deadhorse, Pumpkin Creek and Willow Creek areas. Powder River CBM wells are shallow, low cost wells, averaging 1,200 feet in depth and typically have recoverable reserves of approximately 0.3 Bcfe. The average 2007 finding and development cost was $1.34 per Mcfe. The Company has an average 69% working interest in its acreage in the Big George play.

Development of CBM requires de-watering of the wells prior to natural gas production, which takes an average of six to 12 months. Although the Company was actively drilling in 2007, new production did not offset the natural declines of the older wells. During 2008, the Company expects production to increase by up to 30% as production ramps up from wells drilled in 2007. In 2008, the Company plans to continue building its production base by drilling more than 250 wells in the four main areas.

The operating scale and de-watering phase of operations in this area require unique sensitivity to the environment. The Company maintains a high standard in its water management. The Company is respectful of the landscape and has worked closely with landowners to put the water to use on their lands for irrigation and livestock as well as creating wetlands and other aquatic habitats. The Company has employed several measures to protect wildlife including the establishment of a buffer area around sage grouse breeding grounds and funding grants to conservation groups in Wyoming to assist sage grouse and black-footed ferret conservation projects.

Play type:	Coalbed methane (CBM)
Targeted formations:	Big George Coal/Wyodak Coal
Producing wells (gross):	617
Net proved reserves (Bcfe):	48
Proved, probable and possible resources (Bcfe):	174
Net undeveloped acreage:	86,600

8        Bill Barrett Corporation

EXPLORATION & DELINEATION

In addition to its core development programs, Bill Barrett Corporation is a true exploration company. The Company’s expertise in the Rocky Mountain region enables it to both find new fields as well as rejuvenate existing underdeveloped fields. The Company enjoyed several successes during 2007, many of which are moving into the delineation drilling phase in 2008.

The Company has a portfolio rich with exploration opportunities, and its operations team is focused on the application of new and existing technologies to reduce exploration risk. The use of 3D seismic data, including 3-component 3D seismic, puts the team at the forefront of the application of a variety of evaluation and recovery technologies. During 2007, exploration drilling successes included wells at Blacktail Ridge, Yellow Jacket and in the deep formations at West Tavaputs as well as establishing gas production from the Cody shale at the Circus prospect in the Montana Overthrust.

KEY EXPLORATION SUCCESSES

BLACKTAIL RIDGE – LAKE CANYON

UINTA BASIN - UTAH

Blacktail Ridge is a fractured oil and natural gas resource play located in the northwestern Uinta Basin where the Company controls a minimum of 183,000 net acres as of year-end 2007. Discovery and step-out drilling in this area in 2007 included the Blacktail Ridge 7-7 and the Blacktail Ridge 12-36 wells. Both wells are producing oil from the Wasatch formation along the southwest flank of the Altamont Bluebell Field. The Company intends to drill a total of 16 wells by year-end 2008 in this prolific region. The Altamont Bluebell Field is believed to have billions of barrels of oil in place with currently low recoveries of less than 10%. Bill Barrett Corporation is seeking to determine if the reservoirs extend further southwest, where the Company has its extensive acreage position, while at the same time conducting a lower risk infill program along the southwest flank of Altamont Bluebell. Technology will play an integral part in achieving increased recoveries.

Play type:	Basin centered oil & gas
Targeted formations:	Green River, Wasatch
Wells drilled:	5
Net undeveloped acreage:	183,000

2007 Annual Report        9

WEST TAVAPUTS DEEP

UINTA BASIN - UTAH

Deep drilling at West Tavaputs targets the Navajo, Entrada, Dakota and Mancos formations at depths of 9,300 feet to 15,000 feet. As of year-end 2007, the Company had six producing deep wells in the Peter’s Point area, located on the east side of the Company’s West Tavaputs acreage position. The Company plans to drill two to four deep wells during 2008, including a test well on the 3D seismic defined Prickly Pear structure. In December 2007, the Company spud an “ultra deep” well to determine the potential of the Pennsylvanian (Weber) and Mississippian (Leadville) formations around 18,000 feet.

Play type:	Structural/Stratigraphic
Targeted formations:	Navajo, Entrada, Dakota, Mancos
Wells drilled:	8
Net undeveloped acreage:	28,000

CAVE GULCH/BULLFROG

WIND RIVER BASIN - WYOMING

The Company reported 54 Bcf of proved reserves and 7.4 Bcf of production from the Wind River Basin in 2007. Most of the production comes from the relatively shallow Lance and Fort Union formations along the Waltman Arch. For the last few years however, the Company has focused on exploration of the deeper prolific Frontier, Muddy and Lakota formations in its Cave Gulch area. At depths of 16,000 feet to 19,000 feet, exploration of these deep horizons is complex and costly, but production and reserves per well can be significant. Due to the high cost of exploring these deep formations, the Company postponed drilling in 2007 while seeking an industry partner. The Company signed on joint venture partners late in the year and initiated new exploration drilling in the first quarter of 2008.

Play type:	Structural
Targeted formations:	Frontier, Muddy and Lakota
Wells drilled:	3
Net undeveloped acreage:	25,000

10        Bill Barrett Corporation

YELLOW JACKET

PARADOX BASIN - COLORADO

During 2007, the Company demonstrated the presence of producible shale gas with two successful vertical wells in this expansive potential resource area in the Paradox Basin. Encouraged to date with the shale gas attributes, the Company believes this prospect requires additional drilling to better define its potential. After applying 3D seismic technology, the Company plans to design a pilot program that will include one to two horizontal test wells in 2008.

Play type:	Shale gas
Targeted formations:	Gothic shale
Wells drilled:	3
Net undeveloped acreage:	103,000

NEW EXPLORATION

During 2007, the Company furthered its pursuit of new exploration projects. At several of these areas, the Company will drill exploration wells during 2008.

•	In the Montana Overthrust the Company drilled two wells in 2007 and will continue to test the Cody shale;

•	In the Hook area of the Uinta Basin, a shale gas play, the Company expects to drill two deep wells in 2008 to depths between 8,000 and 11,000 feet;

•	In the Pine Ridge area of the Paradox Basin, a structural salt flank play, the Company plans to drill one well in 2008; and

•	In the Red Point area of the Big Horn Basin, Wyoming, the Company is utilizing 3D seismic to plan two wells for 2008.

New exploration offers the potential for organic growth from large-scale exploration opportunities.

Project:	State:	Net undeveloped acreage:
Circus	MT	162,000
Hook	UT	70,000
Pine Ridge/Salt Flank	UT	30,000
Redd Point/Big Horn	WY	77,000

2007 Annual Report         11

ENVIRONMENT

As our nation’s concern regarding climate change and energy independence continues to build, natural gas serves as an excellent bridge fuel to the future. As evidence that natural gas is the cleanest of fossil fuels, carbon dioxide from natural gas emissions is approximately one-half that of coal per unit of energy produced. Natural gas is an abundant resource supply in the United States, particularly in unconventional forms where extraction technologies are becoming better understood and more cost effective.

Natural gas use is poised to grow with the increasing demand for energy. Its clean burning and low carbon characteristics make it an ideal fuel for power generation, industrial use and in-home needs. It is the preferred energy source to complement renewable but interruptible, and more expensive, forms of energy.

When our Company was formed six years ago, our mission was to focus on finding natural gas in the Rocky Mountain region and to apply our technological expertise to unlock its potential. The Rocky Mountain region is, after all, estimated to hold 22% of natural gas reserves in the United States. In the Rockies, our success is based upon achieving operational excellence while respecting the environment – one of our goals is striving for zero net impact to the environment. Success requires application of appropriate and environmentally conscious technological solutions as well as management of regulatory affairs.

Bill Barrett Corporation’s 2007 production was 94% natural gas. We find, develop and provide natural gas, while maintaining a high internal standard for minimizing disturbance to the Rocky Mountain landscape, cultural artifacts and wildlife. We are based in the Rocky Mountain region, which is the long-time home to our employees. Our employees are hikers, cyclers, skiers, hunters and general outdoor enthusiasts who genuinely care about our environment and who seek the zero net impact standard while producing a cleaner source of energy.

Our Company employs a wide range of operating procedures that far exceed standard guidelines to minimize land disturbance, reduce effects on wildlife and limit any impact on the environment. We undertake efforts not just to reduce our effect on wildlife, but to improve wildlife habitat. From funding studies and conservation projects to designing our operations to minimize traffic, reduce air emissions and minimize our footprint, we pursue a variety of strategies to do our business right. We are part of providing cleaner fuels and greater energy independence for our neighbors and yours.

12        Bill Barrett Corporation

CORPORATE INFORMATION

CORPORATE OFFICE	TRANSFER AGENT
1099 Eighteenth Street, Suite 2300	BNY Mellon Shareowner Services
Denver, Colorado 80202	Jersey City, New Jersey
Telephone: 303-293-9100
Fax: 303-291-0420
Internet: www.billbarrettcorp.com	INDEPENDENT AUDITORS
Deloitte & Touche LLP
Denver, Colorado

ANNUAL STOCKHOLDERS’ MEETING
Our annual stockholders’ meeting
will be held at 9:30 a.m. (MDT)	INDEPENDENT AND OUTSIDE RESERVOIR ENGINEERS
on Tuesday, May 13, 2008 at the	Netherland, Sewell & Associates, Inc.
Westin Tabor Center	Dallas, Texas
1672 Lawrence Street
Denver, Colorado 80202

NON-GAAP MEASURE

Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

The Company calculates organic finding and development cost, or F&D cost, per Mcfe, by costs incurred adjusted to: subtract the asset retirement obligation amount; subtract material non-cash capital items; subtract proceeds received from joint exploration agreements and certain property sales; and subtract capitalize interest; divided by reserve additions for the year. Consistent with industry practice, future capital expenditures to develop proved undeveloped reserves or capital associated with furniture, fixtures and equipment are not included in costs incurred. The method the Company uses to calculate its F&D costs may differ significantly from methods used by other companies to compute similar measures. As a result, the Company’s F&D cost may not be comparable to similar measures provided by other companies. The Company believes that providing a non-GAAP measure of F&D cost is useful to investors in evaluating the cost, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in its financial statements prepared in accordance with GAAP. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D cost does not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, the Company cannot assure you that its future F&D costs will not differ material from those presented.

For a reconciliation of these non-GAAP measures to financial information prepared in accordance with GAAP, refer to our Current Reports on Form 8-K, including the February 26, 2008 Form 8-K, filed with the Securities and Exchange Commission (SEC).

FORWARD LOOKING STATEMENTS AND OTHER NOTICES

This report contains forward-looking statements regarding Bill Barrett Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described in the Company’s accompanying Annual Report on Form 10-K for the year ended December 31, 2007.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Bill Barrett Corporation may use certain terms in this report and other communications relating to reserves, resources and production that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company’s disclosures in the accompanying Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. This document is available through the SEC by calling 1-800-SEC-0330 (U.S.) and on the SEC website at www.sec.gov.

The New York Stock Exchange’s Rule 303A.12(a) requires chief executive officers of listed companies to certify that they are not aware of any violations by their companies of the exchange’s corporate governance listing standards. This annual certification by the chief executive officer of Bill Barrett Corporation has been filed with the New York Stock Exchange. In addition, Bill Barrett Corporation has filed, as exhibits to its most recently filed Form 10-K, the SEC certifications required for the chief executive officer and chief financial officer under Section 302 of the Sarbanes-Oxley Act.

OFFICERS

Standing (left to right): David R. Macosko, VP-Accounting; Lynn Boone Henry, VP-Planning and Reserves; R. Scot Woodall, SVP-Operations; Huntington T. Walker, SVP-Land; Terry R. Barrett, SVP-Exploration, Northern Division; Fredrick J. Barrett, CEO and Chairman; Wilfred R. Roux, SVP-Geophysics; Kurt M. Reinecke, SVP-Exploration, Southern Division; Francis B. Barron, SVP-General Counsel and Secretary; Duane J. Zavadil, VP-Government and Regulatory Affairs; Kevin M. Finnegan, VP-Information Systems.

Sitting (left to right): Joseph N. Jaggers, President and COO; Robert W. Howard, CFO and Treasurer.

BOARD OF DIRECTORS

Standing (left to right): Michael E. Wiley, Philippe S. E. Schreiber, Randy Stein, Randy A. Foutch, Jeffrey A. Harris, Jim W. Mogg, James M. Fitzgibbons.

Sitting (left to right): Joseph N. Jaggers and Fredrick J. Barrett.

Designed by EnerCom, Inc. and Bill Barrett Corp.; Photography by Bill Barrett Corp. employees and contractors.

Our Values

Integrity in the way we conduct our business, respect the environment, and analyze our opportunities

Growth in production, reserves, and our share price

Teamwork in the way we manage our business and work with our partners

Allegiance to our investors, employees, suppliers, and the communities in which we operate